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                                                                                                 EXHIBIT 12
                                                                 COLUMBUS SOUTHERN POWER COMPANY
                                                 Computation of Consolidated Ratios of Earnings to Fixed Charges
                                                                (in thousands except ratio data)
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                                                                                                    Twelve
                                                                                                    Months
                                                                 Year Ended December 31,            Ended
                                                   1996      1997       1998      1999      2000    9/30/01
Fixed Charges:
  Interest on First Mortgage Bonds. . . . . . . . $59,711    $55,156   $47,323   $43,207    $40,602  $39,456
  Interest on Other Long-term Debt. . . . . . . .  12,125     15,525    23,594    25,878     25,878   25,900
  Interest on Short-term Debt . . . . . . . . . .   2,400      5,104     3,493     2,460      2,412    4,374
  Miscellaneous Interest Charges. . . . . . . . .   4,374      4,729     4,459     4,659     14,205   13,591
  Estimated Interest Element in Lease Rentals . .   4,600      4,100     5,300     4,600      5,300    5,300
       Total Fixed Charges. . . . . . . . . . . . $83,210    $84,614   $84,169   $80,804    $88,397  $88,621

Earnings:
  Income Before Extraordinary Item    . . . . . . $107,108   $119,379  $133,044  $150,270  $120,202 $142,261
  Plus Federal Income Taxes . . . . . . . . . . .   60,302     69,760    71,202    82,686   116,590  116,017
  Plus State Income Taxes . . . . . . . . . . . .       11          6         3        89       136    1,993
  Plus Fixed Charges (as above) . . . . . . . . .   83,210     84,614    84,169    80,804    88,397   88,621
       Total Earnings . . . . . . . . . . . . . . $250,631   $273,759  $288,418  $313,849  $325,325 $348,892

Ratio of Earnings to Fixed Charges. . . . . . . .     3.01       3.23      3.42      3.88      3.68     3.93
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